                           SCHEDULE 14A INFORMATION

         Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:
[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                Genesee & Wyoming Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:
     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
     (4) Proposed maximum aggregate value of transaction:
     (5) Total fee paid:

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:
     (2) Form, Schedule or Registration Statement No.:
     (3) Filing Party:
     (4) Date Filed:


Notes:

                           [LOGO] GENESEE & WYOMING

                            GENESEE & WYOMING INC.

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                 MAY 12, 1998

  The Annual Meeting of Stockholders of GENESEE & WYOMING INC. (the "Company") will be held at the Hyatt Regency Greenwich, 1800 East Putnam Avenue, Old Greenwich, Connecticut 06870, on Tuesday, May 12, 1998 at 11:00 a.m., local time, for the following purposes more fully described in the accompanying proxy statement:

  1. To elect three directors of the Company.

  2. To consider and act upon two proposals which have the effect of "transferring" 200,000 previously authorized shares from one employee benefit plan to another. Specifically:

   A. a proposal to approve and ratify an amendment to the Genesee & Wyoming Inc. Employee Stock Purchase Plan which reduces the total number of shares available for purchase thereunder from 450,000 to 250,000; and

   B. a proposal to approve and ratify an amendment to the Genesee & Wyoming Inc. 1996 Stock Option Plan which increases the total number of shares available for option grants thereunder from 650,000 to 850,000.

  3. To consider and act upon a proposal to approve and ratify the selection of Arthur Andersen LLP as the Company's independent auditors for the year ending December 31, 1998.

  4. To transact such other business as may properly come before the Meeting or any adjournments thereof.

  The Board of Directors has fixed the close of business on March 30, 1998 as the record date for the determination of stockholders entitled to notice of and to vote at the Meeting and any adjournments thereof.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          James B. Gray, Jr.
                                          Secretary

Dated: April 8, 1998

                            GENESEE & WYOMING INC.
                                71 LEWIS STREET
                         GREENWICH, CONNECTICUT 06830

                                PROXY STATEMENT

                              GENERAL INFORMATION

  This proxy statement is furnished to stockholders in connection with the solicitation of proxies by the Board of Directors of Genesee & Wyoming Inc. (the "Company") to be used at the Annual Meeting of Stockholders of the Company, which will be held on Tuesday, May 12, 1998, and at any adjournments thereof (the "Meeting"). This proxy statement and accompanying form of proxy are being first mailed to stockholders on or about April 8, 1998. The proxy, when properly executed and received by the Secretary of the Company prior to the Meeting, will be voted as therein specified unless it is revoked by filing with the Secretary prior to the Meeting a written revocation or a duly executed proxy bearing a later date. Unless authority to vote for one or more of the director nominees is specifically withheld according to the instructions, a signed proxy will be voted FOR the election of the three director nominees named herein and, unless otherwise indicated, FOR each of the other three proposals described in this proxy statement and the accompanying notice of meeting.

  The cost of soliciting proxies will be borne by the Company. In addition to solicitation by use of the mails, directors, officers or regular employees of the Company, without extra compensation, may solicit proxies personally or by telephone or other means of communication. The Company has requested persons holding stock for others in their names or in the names of nominees to forward soliciting material to the beneficial owners of such shares and will, if requested, reimburse such persons for their reasonable expenses in so doing.

                                    VOTING

  As of March 30, 1998, the record date for the Meeting (the "Record Date"), there were issued and outstanding (i) 4,447,833 shares of the Company's Class A Common Stock, par value $.01 per share (the "Class A Common Stock"), and
(ii) 845,539 shares of the Company's Class B Common Stock, par value $.01 per share (the "Class B Common Stock"). Only stockholders of record on the books of the Company at the close of business on the Record Date are entitled to notice of and to vote at the Meeting and at any adjournments thereof.

  Each stockholder of record on the Record Date is entitled to one vote for each share of Class A Common Stock registered in his name, and ten votes for each share of Class B Common Stock registered in his name. All actions submitted to a vote at the Meeting will be voted on by the holders of Class A Common Stock and Class B Common Stock (collectively, the "Common Stock") voting together as a single class. A majority of the outstanding Common Stock, represented in person or by proxy at the Meeting, will constitute a quorum for the transaction of all business.

  Once a quorum is present, directors will be elected by a plurality of the votes cast, in person or by proxy, at the Meeting, and the affirmative vote of at least a majority of the votes cast, in person or by proxy, at the Meeting will be required for approval of each of the other three proposals described in this proxy statement and the accompanying notice of meeting.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                AND MANAGEMENT

  The following table sets forth as of the Record Date certain information concerning shares of Common Stock held by (i) each stockholder known by the Company to own beneficially more than 5% of either class of Common Stock, (ii) each director of the Company, (iii) each "Named Executive" (see "Executive Compensation"), and (iv) all directors and executive officers of the Company as a group.

                                  CLASS A
                                COMMON STOCK        CLASS B
                                BENEFICIALLY      COMMON STOCK
                                   OWNED       BENEFICIALLY OWNED
                              ---------------- ---------------------
     NAME AND ADDRESS OF      NO. OF  PERCENT   NO. OF     PERCENT   PERCENT OF
    BENEFICIAL OWNER (1)      SHARES  OF CLASS  SHARES    OF CLASS    VOTE (2)
    --------------------      ------- -------- ---------- ---------- ----------
Mortimer B. Fuller, III (3).. 239,536    5.4%     658,283      77.9%    52.8%
James M. Fuller (4)..........  79,697    1.8       11,100       1.3      1.5
Louis S. Fuller (5).......... 111,186    2.5      147,019      17.4     12.3
Robert M. Melzer.............   2,000     -            -         -        -
John M. Randolph (6).........  15,267    0.3        7,400       0.9      0.7
Philip J. Ringo (7)..........   6,367    0.1           -         -        -
Mark W. Hastings (8).........  19,050    0.4        7,400       0.9      0.7
Charles W. Chabot (9)........   8,525    0.2           -         -        -
James W. Benz (10)...........   5,250    0.1           -         -        -
David J. Collins (11)........   7,700    0.2           -         -        -
J.P. Morgan & Co.
Incorporated (12)............ 678,100   15.3           -         -       5.3
 60 Wall Street
 New York, NY 10260
Putnam Investments, Inc. et
al. (13)..................... 334,700    7.5           -         -       2.6
 One Post Office Square
 Boston, MA 02109
The Equitable Companies
Incorporated et al. (14)..... 724,100   16.3           -         -       5.6
 787 Seventh Avenue
 New York, NY 10019
All Directors and Executive
 Officers as a Group
 (16 persons) (15)........... 525,828   11.6      831,202      98.3     68.1

--------

 (1) Unless otherwise indicated, each stockholder shown on the table has sole voting and investment power with respect to the shares beneficially owned by him or it. The address of each of the directors and executive officers of the Company is c/o Genesee & Wyoming Inc., 71 Lewis Street, Greenwich, CT 06830. Percentages of less than 0.1% have been omitted from the table.

 (2) Reflects the voting power of the share holdings of each stockholder shown on the table as a result of the fact that the Class A Common Stock is entitled to one vote per share and the Class B Common Stock is entitled to ten votes per share. See "Voting."

 (3) The amounts shown include: (i) 27,481 shares of Class A Common Stock and 276,093 shares of Class B Common Stock owned by Mr. Fuller individually;
     (ii) an aggregate of 110,057 shares of Class A Common Stock and an aggregate of 298,607 shares of Class B Common Stock held by two family trusts for the benefit of Mr. Fuller and others, of which Mr. Fuller is sole trustee or co-trustee (subject to a Voting Agreement pursuant to which Mr. Fuller has been granted irrevocable proxies to vote such shares through March 20, 2008); (iii) 58,000 shares of Class A Common Stock and 83,583 shares of Class B Common Stock held by Fuller/Overlook Limited Partnership, of which Mr. Fuller is sole general partner;
     (iv) 21,498 shares of Class A Common Stock held by Overlook Estate Foundation, Inc., of which Mr. Fuller is President; and (v) presently exercisable options to purchase an aggregate of 22,500 shares of Class A Common Stock.

 (4) The amounts shown include: (i) 9,100 shares of Class A Common Stock and 11,100 shares of Class B Common Stock owned by Mr. Fuller individually;
     (ii) an aggregate of 67,930 shares of Class A Common Stock held by family trusts for the benefit of Mr. Fuller and others, of which Mr. Fuller is co-trustee; and (iii) a presently exercisable option to purchase 2,667 shares of Class A Common Stock.
 (5) The amounts shown include: (i) 30,000 shares of Class A Common Stock and 133,144 shares of Class B Common Stock owned by Mr. Fuller individually;
     (ii) 41,144 shares of Class A Common Stock owned jointly by Mr. Fuller and his wife; (iii) 30,000 shares of Class A Common Stock owned by Mr. Fuller's wife, as to which shares he disclaims beneficial ownership; (iv) 7,375 shares of Class A Common Stock and 13,875 shares of Class B Common Stock owned by Mr. Fuller's daughter, as to which shares he disclaims beneficial ownership; and (v) a presently exercisable option to purchase 2,667 shares of Class A Common Stock.
 (6) The amounts shown include: (i) 11,600 shares of Class A Common Stock and 7,400 shares of Class B Common Stock held by a trust for the benefit of Mr. Randolph, of which he is co-trustee; (ii) 1,000 shares of Class A Common Stock held by a trust for the benefit of Mr. Randolph's wife, of which he is co-trustee and as to which shares he disclaims beneficial ownership; and (iii) a presently exercisable option to purchase 2,667 shares of Class A Common Stock.
 (7) The amount shown includes: (i) 3,700 shares of Class A Common Stock owned by Mr. Ringo's wife, as to which shares he disclaims beneficial ownership; and (ii) a presently exercisable option to purchase
     2,667 shares of Class A Common Stock.
 (8) The amounts shown include: (i) 7,400 shares of Class A Common Stock and 7,400 shares of Class B Common Stock owned jointly by Mr. Hastings and his wife; (ii) 400 shares of Class A Common Stock beneficially owned by Mr. Hastings' minor children, as to which shares he disclaims beneficial ownership; and (iii) presently exercisable options to purchase an aggregate of 11,250 shares of Class A Common Stock.
 (9) The amount shown includes: (i) 2,275 shares of Class A Common Stock owned by Mr. Chabot individually; and (ii) presently exercisable options to purchase an aggregate of 6,250 shares of Class A Common Stock.
(10) The amount shown includes: (i) 500 shares of Class A Common Stock owned jointly by Mr. Benz and his wife; (ii) presently exercisable options held by Mr. Benz to purchase an aggregate of 3,750 shares of Class A Common Stock; and (iii) a presently exercisable option held by Mr. Benz's wife to purchase 1,000 shares of Class A Common Stock, as to which shares he disclaims beneficial ownership.
(11) The amount shown includes: (i) 200 shares of Class A Common Stock owned jointly by Mr. Collins and his wife; and (ii) presently exercisable options to purchase an aggregate of 7,500 shares of Class A Common Stock.
(12) The amount shown and the following information is derived from Amendment No. 3 to Schedule 13G dated December 31, 1997: J. P. Morgan & Co. Incorporated has sole power to vote 576,600 of such shares and sole power to dispose of all 678,100 shares.
(13) The amount shown and the following information is derived from Amendment No. 1 to Schedule 13G of Putnam Investments, Inc. dated January 27, 1998:
     The amount shown includes 188,700 shares over which The Putnam Advisory Company, Inc. has shared voting power as investment advisor to Putnam's institutional clients. Putnam Investment Management, Inc., as investment advisor to the Putnam family of mutual funds, and The Putnam Advisory Company, Inc. have shared power to dispose of all 334,700 shares. Putnam Investments, Inc., which is a wholly-owned subsidiary of Marsh & McLennan Companies, wholly owns Putnam Investment Management, Inc. and The Putnam Advisory Company, Inc.
(14) The amount shown and the following information is derived from Amendment No. 3 to Schedule 13G dated February 10, 1998 filed jointly on behalf of The Equitable Companies Incorporated, AXA-UAP, four French mutual insurance companies as a group, and their subsidiaries: Such 724,100 shares are beneficially owned by Alliance Capital Management L.P. (a subsidiary of The Equitable Companies Incorporated) and were acquired solely for investment purposes on behalf of client discretionary investment advisory accounts. Alliance Capital Management L.P. has sole power to vote 440,400 of such shares, shared power to vote 280,300 of such shares, and sole power to dispose of all 724,100 shares.
(15) See footnotes (3) through (11) of this table. The amounts shown include presently exercisable options to purchase an aggregate of 82,918 shares of Class A Common Stock.

                             ELECTION OF DIRECTORS

  Three of the Company's six directors are to be elected by the stockholders at the Meeting: two to hold office for a three-year term expiring in 2001 or until his successor is duly elected and qualifies, and one to hold office for a one-year term expiring in 1999 or until his successor is duly elected and qualifies.

  The Board of Directors recommends the election of the three nominees named below, all of whom are currently directors of the Company. Unless authority to vote for one or more of the nominees is specifically withheld according to the instructions, proxies in the enclosed form will be voted FOR the election of each of the three nominees named below.

  The Board of Directors does not contemplate that any of the nominees will be unable to serve as a director, but if that contingency should occur prior to the voting of the proxies, the persons named in the enclosed proxy reserve the right to vote for such substitute nominee or nominees as they, in their discretion, shall determine.

                      PROPOSED FOR ELECTION AS DIRECTORS
                    FOR A THREE-YEAR TERM EXPIRING IN 2001

                                                                       DIRECTOR
                         NAME AND BACKGROUND                            SINCE
                         -------------------                           --------
LOUIS S. FULLER, age 56, has been a member of Courtright and             1974
Associates, an executive search firm, since 1992. Mr. Fuller serves on the Advisory Board of Pioneer American Bank. He is a first cousin of Mortimer B. Fuller, III and James M. Fuller.
PHILIP J. RINGO, age 56, has been President and Chief Executive          1978
Officer of Chemical Leaman Tank Lines Inc., a trucking firm, since
1995. From 1992 to 1995, he served as President and Chief Operating
Officer of The Morgan Group, Inc. and Chairman and Chief Executive
Officer of Morgan Drive Away, Inc., a common and contract carrier for the manufactured housing and recreational vehicle industries. From
1988 to 1992, Mr. Ringo was Chief Executive Officer and President of
Energy Innovations, Inc., a monitoring and communications equipment firm. Prior to that, he served as President of ATE Management and
Service Co., Inc., now known as Ryder/ATE, Inc. (municipal
transportation services). Mr. Ringo also serves on the Board of
Directors of Chemical Leaman, Inc.

                       PROPOSED FOR ELECTION AS DIRECTOR
                     FOR A ONE-YEAR TERM EXPIRING IN 1999*

                                                                      DIRECTOR
                        NAME AND BACKGROUND                            SINCE
                        -------------------                           --------
ROBERT M. MELZER, age 57, has been an officer of Property Capital       1997
Trust, a real estate investment trust, since 1973, and its President and Chief Executive Officer since 1992. He also serves as a trustee of Property Capital Trust and MGI Properties and a director of Red
Lion Properties, Inc.

* Mr. Melzer was elected a director in October 1997 to fill a vacancy on the Board. Although he was elected to the class of directors whose term of office expires in 1999, under the Company's By-laws a director elected to fill a vacancy only holds office until the next annual meeting of stockholders.

                      DIRECTORS WHOSE TERMS DO NOT EXPIRE
                                AT THE MEETING

  The following table sets forth certain information with respect to each director of the Company whose term in office does not expire at the Meeting.

                                                               DIRECTOR  TERM
                     NAME AND BACKGROUND                        SINCE   EXPIRES
                     -------------------                       -------- -------
MORTIMER B. FULLER, III, age 55, has served as Chairman of       1973    1999
the Board and Chief Executive Officer of the Company since
1977. He also served as President from 1977 until October
1997. Mr. Fuller is a graduate of Princeton University,
Boston University School of Law and Harvard Business School.
He also serves on the Board of Directors of Detection
Systems, Inc. Mr. Fuller is a first cousin of James M. Fuller and Louis S. Fuller.
JAMES M. FULLER, age 57, has been Regional Sales Manager of      1974    2000
the Harvey Salt Co., a distributor of salt and water
purification chemicals, since 1995. From 1983 until 1993,
Mr. Fuller was National Account Manager-Export for Akzo Nobel
Salt, Inc., where he served for over 25 years. Mr. Fuller is a first cousin of Mortimer B. Fuller, III and Louis S.
Fuller.
JOHN M. RANDOLPH, age 72, has been a financial consultant and    1986    2000
private investor for more than the past five years. In 1965
he founded and became Chief Executive Officer of Randolph
Computer Corporation, one of the first computer leasing
companies. He subsequently served as Chairman and Chief
Executive Officer of J.M. Randolph and Associates, a company created to manage certain computer leasing assets acquired by the Bank of Boston.

BOARD MEETINGS AND COMMITTEES OF THE BOARD

  The Board of Directors held seven meetings during the year ended December 31, 1997 ("1997"). Each director attended at least 75% of the total of such Board meetings and meetings of Board Committees on which he served held during his term of office.

  The Board of Directors has established, among other Committees, an Audit Committee and a Compensation and Stock Option Committee of the Board. Although the Company has no standing Nominating Committee, the Board of Directors will consider director nominees recommended by stockholders. Such recommendations should be sent to the Company, to the attention of the Chairman of the Board.

  The current members of the Audit Committee are John M. Randolph (Chairman), James M. Fuller and Philip J. Ringo. The Committee reviews with Arthur Andersen LLP, the Company's independent auditors, the Company's financial statements and internal accounting procedures, Arthur Andersen LLP's auditing procedures and fees, and the possible effects of professional services upon the independence of Arthur Andersen LLP. The Audit Committee held two meetings during 1997.

  The current members of the Compensation and Stock Option Committee (the "Compensation Committee") are Philip J. Ringo (Chairman), Louis S. Fuller and John M. Randolph. The Compensation Committee makes recommendations to the Board with respect to compensation paid to the Company's management and administers the Company's 1996 Stock Option Plan (the "Option Plan"). See "Two Proposals Which Have the Effect of "Transferring' 200,000 Previously Authorized Shares Between Existing Employee Benefit Plans." The Compensation Committee held six meetings during 1997.

DIRECTORS' COMPENSATION

  During 1997, the Company paid cash directors' fees aggregating $61,900 to its outside (non-employee) directors, consisting of fees of $2,500 per Board meeting attended, $500 per Board Committee meeting attended not in conjunction with a Board meeting, $250 per Committee meeting attended in conjunction with a Board meeting, and $250 per Board or Committee meeting attended by telephone. All of the Company's directors other than Mortimer B. Fuller, III qualify for such payments. The Company also reimburses its directors for travel expenses in connection with attendance at Board meetings.

DIRECTORS' OPTIONS

  The Company's Stock Option Plan for Outside Directors (the "Directors' Plan") provides for formula grants to each outside director of the Company (that is, each director other than Mortimer B. Fuller, III) of non-statutory 10-year options to purchase shares of Class A Common Stock. Options to purchase up to an aggregate of 50,000 shares of Class A Common Stock are available for grant under the Directors' Plan. Each option granted under the Directors' Plan becomes exercisable in annual increments of one-third commencing on the first anniversary of its grant date, is not transferable except by will or intestacy, and lapses within stated periods following the death of the director or cessation of his service as a director. Such options are subject to customary anti-dilution provisions and acceleration of vesting upon a change in control of the Company.

  During 1997 Robert M. Melzer was granted an option under the Directors' Plan, expiring on October 26, 2007, to purchase 2,000 shares of Class A Common Stock at an exercise price of $28.50 per share (that being the market value of the Class A Common Stock on the grant date of the option).

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  During and subsequent to 1997, the following persons inadvertently filed late with the Securities and Exchange Commission (the "SEC") the following reports disclosing transactions in Common Stock beneficially owned by them:
Mortimer B. Fuller, III, a director and executive officer-one report disclosing three transactions; James M. Fuller, a director-two reports each disclosing one transaction and one report disclosing three transactions; and James W. Benz, an executive officer-three reports each disclosing one transaction. All of such reports have since been filed, and all of the Company's directors and executive officers are now current in such filings. In making the foregoing statements, the Company has relied on the written representations of its directors and executive officers and copies of the reports that they have filed with the SEC.

                              EXECUTIVE OFFICERS

  The Company is currently served by 11 executive officers, who are elected annually by the Board of Directors and serve until their successors are elected and qualify:

  MORTIMER B. FULLER, III, age 55, has been Chairman of the Board and Chief Executive Officer of the Company since 1977. He relinquished the title of President with the appointment of Charles N. Marshall as President and Chief Operating Officer in October 1997. Further information about Mr. Fuller is set forth above under "Election of Directors."

  CHARLES N. MARSHALL, age 56, became President and Chief Operating Officer of the Company in October 1997. He has 35 years of railroad industry experience with Consolidated Rail Corporation (Conrail), Southern Railway and the Chessie System Railroad (now part of CSX Transportation, Inc.). He was Senior Vice President-Development when he left Conrail in June 1995 and also served as Senior Vice President-Marketing & Sales and in positions in legal, public and government affairs. Immediately prior to joining the Company in 1997, Mr. Marshall worked as a consultant to short line and regional railroads, including the Company, specializing in developing acquisition opportunities within and outside the United States. Mr. Marshall served as a director of the Company from July 1997 to October 1997, when he resigned in accordance with the Company's policy that all directors other than the Chairman and Chief Executive Officer be non-employees.

  MARK W. HASTINGS, age 48, Senior Vice President, Chief Financial Officer and Treasurer, has been the Company's chief financial officer since he joined the Company in 1978. Prior to joining the Company, Mr. Hastings was a credit analyst for Marine Midland Bank. He currently represents the short line industry on the Board of the Railroad Clearing House, which has been established to create the administrative systems and banking functions for the electronic settlement of all rail industry interline freight payments.

  FORREST L. BECHT, age 54, Senior Vice President-Louisiana, joined the Company in 1987 as General Manager of Louisiana & Delta Railroad, Inc., and now serves as its President and General Manager. His 25-year career in the railroad industry has included service with The Atchison, Topeka and Santa Fe Railway from 1968 to 1981 in a succession of staff and line positions in its mechanical and operating departments. Mr. Becht is a director of the American Short Line and Regional Railroad Association and is active in several other railroad operating associations.

  CARL P. BELKE, age 46, became Senior Vice President-Canada in October 1997. Immediately prior to joining the Company in January 1997, he worked as a consultant to short line and regional railroads, including the Company. From 1995 to 1996, Mr. Belke was Vice President, Transportation and Sales, of Providence and Worcester Railroad Co., and from 1991 to 1995 he was Director of Government Affairs for CP Rail System.

  JAMES W. BENZ, age 49, became Senior Vice President-GWI Railroad Switching Services in March 1997. Since 1987, he has been President of Rail Link, Inc., which the Company acquired in November 1996.

  CHARLES W. CHABOT, age 51, became Senior Vice President-Australia in October 1997, after having served as Senior Vice President-New York and Pennsylvania since 1992. He joined the Company as Senior Vice President-Marketing and Sales in 1991 and became President of Buffalo & Pittsburgh Railroad, Inc. in 1992. Prior to joining the Company, Mr. Chabot was employed for over ten years by the Chessie System Railroad (now part of CSX Transportation, Inc.), where he served in various capacities in marketing and freight equipment planning. He also served as a management consultant with Booz, Allen and Hamilton.

  DAVID J. COLLINS, age 40, became Senior Vice President-New York and Pennsylvania in October 1997, after having served as Senior Vice President-Marketing and Development since January 1997. From 1992 to 1997, he was Vice President of Marketing for the New York and Pennsylvania railroads, responsible for marketing, safety, information systems and special projects. From 1990 to 1992, he was General Manager of Genesee and Wyoming Railroad Company and Rochester & Southern Railroad, Inc. Mr. Collins joined the Company in 1979.

  ALAN R. HARRIS, age 49, Senior Vice President and Chief Accounting Officer, joined the Company in 1990 as its Chief Accounting Officer. Mr. Harris is a certified public accountant and from 1985 to 1990, he was Director of Accounting, and subsequently Secretary and Treasurer, of Preston Trucking Company, Inc., an interstate carrier.

  ROBERT I. MELBO, age 55, Senior Vice President-Oregon, is President and General Manager of Willamette & Pacific Railroad, Inc. He joined the Company in 1993 as General Manager after over 25 years of service in operations with Southern Pacific Transportation Company in various capacities, including Manager-Field Operations, Northern Willamette Valley, and Superintendent of the Oregon Division.

  SPENCER D. WHITE, age 37, Senior Vice President-Illinois, is President and General Manager of Illinois & Midland Railroad, Inc. He joined the Company in 1988 as Chief Engineer of Buffalo & Pittsburgh Railroad, Inc. after serving in progressive engineering positions with CSX Transportation, Inc. since 1982. He has served the Company as Vice President-Operations of Buffalo & Pittsburgh Railroad, Inc. and Chief Engineer of the New York and Pennsylvania railroads.

                            EXECUTIVE COMPENSATION

  Shown on the table below is information on the annual and long-term compensation for services rendered to the Company in all capacities, for the years ended December 31, 1997, 1996 and 1995, paid by the Company to those persons who were, at December 31, 1997, the Chief Executive Officer and the four most highly compensated executive officers of the Company other than the Chief Executive Officer (collectively, the "Named Executives").

                          SUMMARY COMPENSATION TABLE

                                 ANNUAL COMPENSATION      LONG-TERM COMPENSATION
                              ------------------------- --------------------------
                                                              AWARDS       PAYOUTS
                                                        ------------------ -------
                                                 OTHER                               ALL
                                                ANNUAL                              OTHER
                                                COMPEN- RESTRICTED          LTIP   COMPEN-
   NAME AND PRINCIPAL          SALARY   BONUS   SATION    STOCK    OPTIONS PAYOUTS SATION
        POSITION         YEAR ($) (1)  ($) (2)  ($) (3) AWARDS ($)   (#)     ($)   ($) (4)
   ------------------    ---- -------- -------- ------- ---------- ------- ------- -------
MORTIMER B. FULLER, III  1997 $353,792 $171,400    -        -          -      -    $28,884
 Chairman and Chief
 Executive Officer...... 1996  312,464  156,500    -        -      90,000     -     57,020
                         1995  286,456   70,400    -        -          -      -      8,933
MARK W. HASTINGS         1997  182,759   65,400    -        -          -      -     22,508
 Senior Vice President,
 Chief Financial         1996  177,234   80,400    -        -      45,000     -     22,432
 Officer and Treasurer.. 1995  115,375   22,700    -        -          -      -      7,086
CHARLES W. CHABOT        1997  176,923   70,000    -        -          -      -     31,575
 Senior Vice President-
 Australia.............. 1996  154,106   55,400    -        -      25,000     -     31,776
                         1995  138,116   15,400    -        -          -      -      9,557
JAMES W. BENZ (5)
 Senior Vice President-
  GWI Railroad           1997  130,143   10,000    -        -          -      -      7,388
 Switching Services..... 1996   21,952   50,000    -        -      15,000     -      1,001
DAVID J. COLLINS         1997  102,025   35,400    -        -          -      -     12,047
 Senior Vice President-  1996   88,709   30,350    -        -      30,000     -     11,599
 New York and
  Pennsylvania.......... 1995   88,025   26,350    -        -          -      -      4,101

--------
(1) The amounts shown include cash compensation paid during the year indicated as well as cash compensation deferred at the election of the Named Executive.
(2) The bonuses shown were awarded and paid in the succeeding year for services rendered during the year indicated.
(3) The value of perquisites and other personal benefits are not shown on the table because the aggregate amount of such compensation (if any) for each year shown did not exceed 10% of the Named Executive's annual salary and bonus for that year.
(4) The amounts shown for 1997 reflect: (i) Company contributions to the Company's 401(k) Savings Plan on behalf of the Named Executives as follows: Mr. Fuller-$1,924, Mr. Hastings-$2,147, Mr. Chabot-$2,147, Mr. Benz-$7,388 and Mr. Collins-$1,948; and (ii) the value of insurance premiums paid by the Company, and the economic benefit (projected on an actuarial basis) to the Named Executives, under split dollar life insurance arrangements as follows: Mr. Fuller-$26,961, Mr. Hastings- $20,362, Mr. Chabot-$29,428 and Mr. Collins-$10,099.
(5) Mr. Benz first joined the Company in November 1996. Accordingly, the amounts shown for 1996 reflect less than a full year's service and include a one-time bonus paid in connection with his hiring.

STOCK OPTIONS

  No stock options were granted to or exercised by the Named Executives during 1997, and the Company has no provision for stock appreciation rights.

  Shown below is information with respect to all unexercised options to purchase Class A Common Stock held by the Named Executives at December 31, 1997. All of such options were granted under the Option Plan. See "Two Proposals Which Have the Effect of "Transferring' 200,000 Previously Authorized Shares Between Existing Employee Benefit Plans."

     AGGREGATED OPTION EXERCISES IN 1997 AND FISCAL YEAR-END OPTION VALUES

                                                                         VALUE OF ALL UNEXERCISED
                            SHARES             UNEXERCISED OPTIONS HELD   IN-THE-MONEY OPTIONS AT
                           ACQUIRED    VALUE         AT FY-END (#)            FY-END ($) (1)
                          ON EXERCISE REALIZED ------------------------- -------------------------
          NAME                (#)       ($)    EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
------------------------  ----------- -------- ----------- ------------- ----------- -------------
Mortimer B. Fuller, III.        -         -      22,500       67,500      $132,218     $396,653
Mark W. Hastings........        -         -      11,250       33,750        71,719      215,156
Charles W. Chabot.......        -         -       6,250       18,750        39,844      119,531
James W. Benz...........        -         -       3,750       11,250             0            0
David J. Collins........        -         -       7,500       22,500        47,813      143,438

--------
(1) Expressed as the excess of the market value of the Class A Common Stock at December 31, 1997 ($23.375 per share) over the exercise price of each option.

SEVERANCE AGREEMENTS

  The Company is a party to agreements with each of its 11 current executive officers which provide that upon termination of the officer's employment with the Company within three years after a defined change in control of the Company, the officer will receive a cash amount equal to three times the average annual compensation payable to him by the Company during the immediately preceding five years. The agreements provide for reduction of the amounts paid pursuant thereto to the extent that such amounts would otherwise be non-deductible to the Company under Section 280G of the Internal Revenue Code of 1986, as amended (the "Code").

REPORT OF THE COMPENSATION COMMITTEE
WITH RESPECT TO EXECUTIVE COMPENSATION

  The following report of the Compensation Committee required by the rules of the SEC to be included in this Proxy Statement shall not be deemed incorporated by reference by any statement incorporating this Proxy Statement by reference into any filing under the Securities Act of 1933, as amended (the "Securities Act"), or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under either such Act.

  The following discussion applies to the compensation of all of the Company's executive officers, including Mortimer B. Fuller, III, the Chief Executive Officer, and the other Named Executives.

 EXECUTIVE COMPENSATION PHILOSOPHY:

  The goals of the Company's executive compensation program are to align compensation with business objectives and performance, and to enable the Company to attract, retain and reward executives who contribute to the long-term success of the Company and its operating regions and to increasing stockholder value. The Company attempts to compensate its executives competitively. To ensure that compensation is competitive, the

Company periodically compares its compensation practices with those of comparable companies and adjusts its compensation parameters, if necessary, based on this review. More importantly, the Company's executive compensation program relies to a great degree on incentive compensation, both annual and long-term.

  Executives are rewarded based upon Company-wide performance, regional performance (in the case of executives who are regional managers) and individual performance. Company-wide performance and regional performance are evaluated by reviewing the extent to which strategic and business plan objectives are met, including such factors as achieving operating profit and operating efficiencies. For example, pre-determined levels of profitability must be met before any incentive compensation is paid, so that every executive is motivated to achieve profitability for his region (or, in the case of executives who are not regional managers, for the Company as a whole). Individual performance is evaluated by reviewing each executive's performance against set annual objectives.

  The Company's executive compensation program currently consists of annual salary, annual incentive compensation in the form of cash bonuses, and long-term incentive compensation in the form of stock options.

 EXECUTIVE COMPENSATION PROGRAM:

  The Company's executive compensation program is structured to attract and retain key executives capable of increasing revenues, promoting innovation, fostering teamwork and motivating employees, all with the ultimate goal of improving profitability and enhancing stockholder value.

  The annual cash compensation paid to executives consists of base salary and cash bonuses. Salaries are reviewed by the Compensation Committee at the end of each year and may be changed at that time based on recommendations of the Chief Executive Officer. Factors considered are an executive's performance, changes in competitive compensation levels and changes in the executive's responsibilities within the Company.

  Annual incentive compensation in the form of cash bonuses are awarded under the Company's cash bonus plan. Under this plan, the Company awards annual bonuses to certain key employees (including the 11 current executive officers) based on pre-tax earnings targets and the meeting of individual performance objectives.

  At the beginning of each year, each executive officer provides the Chief Executive Officer with his individualized objectives for the year, which include financial, business and operational goals (for example, an improved safety program). The Chief Executive Officer reviews, modifies (if necessary) and approves each executive's individual objectives, and during the year he gives executives ongoing feedback on their progress in meeting those objectives. After the end of each year, the Chief Executive Officer evaluates each executive's accomplishment of his objectives and provides performance appraisals to the Compensation Committee. The Chief Executive Officer also provides the Compensation Committee with his recommendations for each executive's cash bonus for the year just ended, which are based on (i) the Company's financial performance for the year and, in the case of an executive who is a regional manager, his region's financial performance for the year, and (ii) the executive's success in meeting his objectives for the year. The performance appraisals and the Chief Executive Officer's recommendations are considered by the Compensation Committee in deciding the amount of each executive's bonus (if any) for the year just ended. Similar objective-setting, feedback and evaluation with respect to the Chief Executive Officer's performance and recommended bonus compensation is provided by the Chairman of the Compensation Committee.

  Maximum bonus percentages under the cash bonus plan currently range from 15% to 50% of annual salary. The maximum bonus percentage assigned to each executive depends on the degree to which such executive is responsible for financial results. In addition, the Compensation Committee has discretion to award cash bonuses outside the parameters of the cash bonus program in the case of extraordinary performance by an executive. Based on the Company's financial performance in 1997 and their respective individual performances, the five Named Executives were awarded bonuses for 1997 aggregating $352,200.

  Long-term incentives are provided through the grant of stock options under the Option Plan. The Compensation Committee views stock options as a means of aligning the long range interests of key employees, including executives, with those of the stockholders by providing them with the opportunity to build a meaningful stake in the Company. Options are granted in the discretion of the Compensation Committee based on its evaluation of each key employee's contribution and expected future contribution to the Company's financial success. While no options were granted during 1997, in June and December 1996, the Compensation Committee granted to an aggregate of 106 employees (including all executive officers) options to purchase an aggregate of 389,500 shares of Class A Common Stock, and options to purchase an additional 250,600 shares of Class A Common Stock were granted in January 1998. See "Executive Compensation--Stock Options" and "Two Proposals Which Have the Effect of "Transferring' 200,000 Previously Authorized Shares Between Existing Employee Benefit Plans."

  Executive and other employees are also entitled to participate in the Company's 401(k) Savings Plan, which provides retirement, death and disability benefits to employees and includes both employer and employee contributions.

 CHIEF EXECUTIVE OFFICER COMPENSATION:

  The key performance measure used to determine the 1997 compensation package for Mortimer B. Fuller, III was the Compensation Committee's assessment of his ability and dedication to provide the leadership and vision necessary to enhance the long-term value of the Company.

  Mr. Fuller has no employment agreement with the Company. The Compensation Committee fixes Mr. Fuller's salary each year based on its evaluation of Mr. Fuller's performance during the prior year and the challenges the Compensation Committee believes the Company and its Chief Executive Officer will face in the coming year. The Compensation Committee fixed Mr. Fuller's salary for 1997 at $342,000. The Compensation Committee believes that Mr. Fuller's salary is fixed at a level which is comparable to the base salaries paid to other chief executive officers with comparable qualifications, experience, responsibilities and proven results at comparable companies engaged in similar businesses.

  Consistent with the Company's executive compensation philosophy, Mr. Fuller's total compensation package depends to a large degree on annual and long-term incentive compensation. The annual incentive component is currently made up of a cash bonus under the Company's cash bonus plan, which is paid after the end of the year and is based on the profitability of the Company and Mr. Fuller's individual performance. The long-term incentive component currently takes the form of the grant of stock options under the Option Plan. Both the annual and long-term components of Mr. Fuller's incentive compensation are variable and closely tied to corporate performance in a manner which encourages dedication to building profitability and stockholder value.

  In evaluating the performance and setting the compensation of Mr. Fuller as the Company's Chief Executive Officer, the Compensation Committee has taken particular note of the substantial increase in the Company's stockholder value over a number of years in general and specifically since the Company's initial public offering in June 1996, as well as the numerous significant accomplishments which the Company achieved in 1997.

  During 1997, the Company substantially increased its scope of operations and became an international company, accomplishing significant acquisitions in Australia and Canada and finalizing a contract for future operations in Mexico. In addition, the market price of the Class A Common Stock has out-performed both the Nasdaq Composite Total Return Index (US) and the Company's designated industry peer group. See "Executive Compensation--Stock Price Performance Graph."

  Among the key indicators of the Company's performance in 1997, operating revenues increased 33.2% from $77.8 million in 1996 to $103.6 million in 1997, and net income increased 35.4% from $5.9 million in 1996 to $8.0 million in 1997. Carloads increased 9.1% from 201,300 for 1996 to 219,700 for 1997.

  The Compensation Committee views the Company's successful expansion and consummation of key acquisitions in 1997 and its fine financial achievements to be attributable in large measure to Mr. Fuller's leadership, vision and hard work. In addition, Mr. Fuller has expanded the Company's top management team and has established a strong record of innovation, quality improvement and efficiency.

  Mr. Fuller's annual and long-term incentive compensation package for 1997 included a cash bonus in the amount of $171,400; in addition, in 1996 he had been granted options to purchase 90,000 shares of Class A Common Stock which began vesting in 1997. Mr. Fuller's compensation package has successfully focused on the importance of increasing profitability and stockholder value by providing him with significant short-term and long-term incentive compensation during periods when performance objectives have been met or exceeded.

                                          COMPENSATION AND STOCK OPTION
                                           COMMITTEE

                                          Philip J. Ringo, Chairman
                                          Louis S. Fuller
                                          John M. Randolph

INSIDER PARTICIPATION IN COMPENSATION COMMITTEE

  The Chief Executive Officer of the Company consults with the Compensation Committee. He participates in discussions of the Compensation Committee and makes recommendations to it, but he does not vote or otherwise participate in the Compensation Committee's ultimate determinations. The Board of Directors believes that it is wise and prudent to have the Chief Executive Officer so participate in the operations of the Compensation Committee because his evaluations and recommendations with respect to the compensation and benefits paid to executives other than himself are extremely valuable to the Compensation Committee. However, the Chief Executive Officer neither participates nor is otherwise involved in the deliberations of the Compensation Committee with respect to his own compensation and benefits.

STOCK PRICE PERFORMANCE GRAPH

  Set forth below is a line graph comparing, since the Company's initial public offering on June 24, 1996, the cumulative total stockholder return on the Class A Common Stock, based on the market price thereof, with the cumulative total return of (i) companies on the Nasdaq Composite Total Return Index (US) and (ii) an industry peer group comprised of the following companies: Delaware Otsego Corporation (prior to its acquisition on November 17, 1997), Emons Transportation Group Inc., Pioneer RailCorp, Providence and Worcester Railroad Co., Railamerica Inc. and RailTex Inc. (collectively, the "Peer Group").


                             [GRAPH APPEARS HERE]
                     COMPARISON OF CUMULATIVE TOTAL RETURN


               GENESEE & WYOMING INC -CLA   NASDAQ COMPOSITE INDEX    PEER GROUP
               --------------------------   ----------------------    ----------
Jun 24, 96                 100                      100                  100
Dec 96                     204.41                   108.92               105.66
Dec 97                     137.5                    133.72                80.21


  ASSUMES $100 INVESTED ON JUNE 24, 1996 IN THE COMPANY'S CLASS A COMMON STOCK, THE COMPANIES COMPRISING THE NASDAQ COMPOSITE TOTAL RETURN INDEX (US) AND THE COMPANIES COMPRISING THE PEER GROUP.

  There can be no assurance that the Company's stock performance will continue into the future with the same or similar trends depicted in the graph above. The Company will neither make nor endorse any predictions as to future stock performance.

  The Stock Price Performance Graph above shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under either such Act.

                             RELATED TRANSACTIONS

  The Company, Mortimer B. Fuller, III, the other ten executive officers of the Company (the "Other Executives") and all holders of the Class B Common Stock are parties to a Class B Stockholders' Agreement dated as of May 20, 1996. Under that agreement, if a party proposes to transfer shares of Class B Common Stock in a transaction that will not result in the automatic conversion of those shares into shares of Class A Common Stock, the Other Executives have the right to purchase up to an aggregate of 50% of those shares, and Mr. Fuller has the right to purchase the balance, all at the then-current market price of the Class A Common Stock. If Mr. Fuller does not purchase the entire balance of the shares, the Other Executives have the right to purchase the shares that remain. Such purchase rights also apply if the employment of any of the Other Executives is terminated for any reason. The effect of this agreement is to concentrate ownership of the Class B Common Stock, which enjoys ten times the voting power of the Class A Common Stock, in the hands of management of the Company, particularly Mr. Fuller. See "Security Ownership of Certain Beneficial Owners and Management."

  C. Murray Benz, the wife of James W. Benz, a Named Executive, is Vice President-Sales and Marketing of the Company's Rail Link, Inc. subsidiary. As such, she received compensation of $113,374 in 1997.

                    TWO PROPOSALS WHICH HAVE THE EFFECT OF
              "TRANSFERRING" 200,000 PREVIOUSLY AUTHORIZED SHARES
                    BETWEEN EXISTING EMPLOYEE BENEFIT PLANS

BACKGROUND OF PLANS AND DESCRIPTION OF PROPOSED AMENDMENTS

  The Genesee & Wyoming Inc. Employee Stock Purchase Plan (the "Purchase Plan") was approved by the stockholders at the 1996 Annual Meeting. The Purchase Plan is intended to encourage ownership of Class A Common Stock by present and future employees of the Company at all levels of employment, and thereby provide to employees the benefit of the incentive created by stock ownership.

  The Genesee & Wyoming Inc. 1996 Stock Option Plan (the "Option Plan") was approved by the stockholders at the 1996 Annual Meeting and amended as approved by the stockholders at the 1997 Annual Meeting. The Option Plan is designed to create an incentive for executive and other employees of the Company and its subsidiaries to remain in the employ of the Company and its subsidiaries and to contribute to their success by providing the opportunity for stock ownership.

  The stockholders have previously authorized the grant under the Option Plan of options to purchase up to 650,000 shares of Class A Common Stock. The Company has adopted a policy of granting options to purchase shares of Class A Common Stock to a large number of key employees at various levels of employment, and the Board of Directors believes that such grants have helped to motivate the Company's employees to excel in their work by aligning their prospects with those of the Company's stockholders. The Board of Directors further believes that the Company's successful financial performance during 1996 and 1997 was due, in part, to this policy and the incentives it provides to key employees.

  In furtherance of this policy, the Company has to date granted to over 164 key employees, including the Named Executives and the Company's other executive officers, as well as new employees resulting from the Company's various acquisitions, options to purchase an aggregate of 626,350 of the 650,000 shares of Class A Common Stock currently available under the Option Plan (excluding options which have lapsed unexercised due to employment terminations). This leaves only 23,650 shares remaining for future option grants. Therefore, the Company will be unable to make significant additional option grants to new key employees, particularly those resulting from possible future acquisitions, or as further incentive to existing key employees, including the Named Executives and the Company's other executive officers. The Board of Directors believes that increasing the number of shares available for options granted under the Option Plan will assist the Company in continuing to attract, hire, retain and motivate superior employees and thus continue to contribute to the success of the Company.

  The stockholders have previously authorized the availability under the Purchase Plan of up to 450,000 shares of Class A Common Stock. However, since the Purchase Plan became effective on July 30, 1996 and through March 10, 1998, only 2,568 shares of Class A Common Stock (or approximately 1,622 shares per year) have been purchased thereunder. The Board of Directors intends to analyze the Purchase Plan over the coming year and may recommend to the stockholders at the 1999 Annual Meeting one or more amendments to the Purchase Plan aimed at increasing employee participation.

  The Board of Directors nevertheless believes that a substantial portion of the shares available for purchase under the Purchase Plan would be better used as an incentive to employees if they were instead available for option grants under the Option Plan. Therefore, on March 28, 1998, the Board of Directors approved and adopted (A) Amendment No. 1 to the Purchase Plan, which amends
Section 3 of the Purchase Plan to reduce the number of shares available for purchase thereunder from 450,000 to 250,000 (the "Purchase Plan Amendment"), and (B) Amendment No. 2 to the Option Plan, which amends Section 4 of the Option Plan to increase the number of shares available for option grants thereunder from 650,000 to 850,000 (the "Option Plan Amendment"). The Purchase Plan Amendment and the Option Plan Amendment (collectively, the "Proposed Amendments") was each approved and adopted by the Board of Directors subject to approval and ratification of both of the Proposed Amendments by the stockholders at the Meeting. If the stockholders fail to approve and ratify both of the Proposed Amendments at the Meeting, neither of the Proposed Amendments will become effective, and both of the Proposed Amendments will instead be null and void and of no effect.

  The Board of Directors believes that the two Proposed Amendments are in the best interests of the Company and its stockholders because they permit the Company to continue to receive the benefits of the Option Plan without increasing the total number of shares of Class A Common Stock available under the Company's employee benefit plans, or the dilutive effect thereof. The Board also believes that the Purchase Plan Amendment leaves the Purchase Plan with a sufficient number of shares available for future purchase thereunder to accomplish the original intent and purpose of the Purchase Plan.

  Further information about the Proposed Amendments, the Option Plan and the Purchase Plan are set forth below.

A. PROPOSAL TO APPROVE AND RATIFY THE PURCHASE PLAN AMENDMENT TO REDUCE THE NUMBER OF SHARES AVAILABLE FOR PURCHASE THEREUNDER FROM 450,000 TO 250,000

DESCRIPTION OF PURCHASE PLAN AS PROPOSED TO BE AMENDED

  The following is a summary of the principal features of the Purchase Plan.

  REDUCTION OF SHARES AVAILABLE. The Purchase Plan currently provides for the purchase of up to 450,000 shares of Class A Common Stock (subject to adjustment as described below). The Purchase Plan Amendment, if approved by the stockholders, would reduce such aggregate number of shares to 250,000. As of March 10, 1998, 2,568 shares of Class A Common Stock had been purchased under the Purchase Plan since it became effective on July 30, 1996. Shares subject to the Purchase Plan may be either authorized but unissued shares or shares that were once issued and subsequently reacquired by the Company. In the event of a merger, consolidation, recapitalization, stock split or similar event, the aggregate number and kind of shares available for purchase under the Purchase Plan will be appropriately adjusted.

  ELIGIBLE EMPLOYEES. Each employee of the Company or of any subsidiary of the Company is eligible to participate in the Purchase Plan, provided that his customary employment is for more than 20 hours per week and he has been employed for at least two years. As of March 10, 1998, there were approximately 412 employees of the Company and its subsidiaries eligible to participate in the Purchase Plan.

  PURCHASE OF SHARES. Eligible employees may participate by enrolling in the Purchase Plan and authorizing specified payroll deductions, of up to 10% of regular earnings, for the purchase of shares of Class A Common Stock at a purchase price that is equal to the then-current market value of the Class A Common Stock. No participating employee may, during any calendar year, purchase shares through the Purchase Plan having an aggregate fair market value in excess of $25,000. In addition, a participating employee may not make purchases through the Purchase Plan if such purchases would cause him to own 5% or more of the then outstanding shares of Class A Common Stock. Upon the death or termination of employment of any participating employee, any amount remaining in his payroll deduction account will be refunded to him or his estate.

  ADMINISTRATION AND AMENDMENT. The Purchase Plan is administered by the Compensation Committee, or such other committee appointed by the Board of Directors, comprised of at least two disinterested members of the Board. The Board of Directors may amend the Purchase Plan at any time, provided that stockholder approval is required for amendments that materially (i) increase the benefits accruing to participating employees, (ii) increase (other than pursuant to the adjustment provisions described above) the number of shares that may be issued under the Purchase Plan, or (iii) modify the requirements as to eligibility for participation. The Board of Directors may terminate the Purchase Plan at any time.

  SECURITIES ACT REGISTRATION. The Company has filed with the SEC a Registration Statement on Form S-8 registering the shares issuable pursuant to the Purchase Plan.

  NEW PLAN BENEFITS. The following table sets forth the number of shares of Class A Common Stock actually purchased by the Named Executives and by certain groups of individuals pursuant to the Purchase Plan, and the dollar value of the benefit to them from participation in the Purchase Plan, during 1997.

              GENESEE & WYOMING INC. EMPLOYEE STOCK PURCHASE PLAN

                                                        DOLLAR VALUE  NUMBER
                      NAME AND POSITION                   ($) (1)    OF SHARES
      ------------------------------------------------- ------------ ---------
      MORTIMER B. FULLER, III..........................       0            0
      Chairman and Chief Executive Officer
      MARK W. HASTINGS.................................       0            0
      Senior Vice President, Chief Financial Officer
       and Treasurer
      CHARLES W. CHABOT................................       0          158
      Senior Vice President-Australia
      JAMES W. BENZ....................................       0            0
      Senior Vice President-GWI Railroad Switching
       Services
      DAVID J. COLLINS.................................       0            0
      Senior Vice President-New York and Pennsylvania
      ALL EXECUTIVE OFFICERS...........................       0          158
      ALL DIRECTORS WHO ARE NOT EXECUTIVE OFFICERS.....       0            0
      ALL EMPLOYEES WHO ARE NOT EXECUTIVE OFFICERS OR
       DIRECTORS.......................................       0        1,512

--------
(1) No dollar value has been assigned to the benefit from participation in the Purchase Plan because shares are purchased at prices equal to the then-current market value of the Class A Common Stock. The benefits derived from participation in the Purchase Plan relate to the convenience of purchasing shares by payroll deduction and the avoidance of brokerage commissions.

REQUIRED VOTE AND BOARD RECOMMENDATION

  The affirmative vote of at least a majority of the votes cast, in person or by proxy, at the Meeting by stockholders entitled to vote at the Meeting is required for the approval and ratification of the Purchase Plan Amendment. In addition, approval and ratification of the Purchase Plan Amendment is subject to the stockholders' approval and ratification of the Option Plan Amendment as well. See Proposal "B." immediately below. The Board of Directors recommends a vote in favor of this proposal and the persons named in the enclosed proxy (unless otherwise instructed therein) will vote such proxies FOR such proposal.

B. PROPOSAL TO APPROVE AND RATIFY THE OPTION PLAN AMENDMENT TO INCREASE THE NUMBER OF SHARES AVAILABLE FOR OPTION GRANTS THEREUNDER FROM 650,000 TO 850,000

DESCRIPTION OF OPTION PLAN AS PROPOSED TO BE AMENDED

  The following is a summary of the principal features of the Option Plan.

  INCREASE OF SHARES AVAILABLE. The Option Plan currently provides for the granting of stock options to purchase up to an aggregate of 650,000 shares of Class A Common Stock (subject to adjustment as described below). The Option Plan Amendment, if approved by the stockholders, would increase the number of shares of Class A Common Stock available for option grants thereunder from 650,000 to 850,000. If any option granted under the Option Plan expires or terminates without having been exercised in full, shares subject to the unexercised portion of such option may again be available for other option grants under the Option Plan.

  NATURE OF OPTIONS. The Company may grant under the Option Plan both incentive stock options within the meaning of Section 422 of the Code ("Incentive Stock Options") and stock options that do not qualify for treatment as Incentive Stock Options ("Nonstatutory Stock Options"). The Company receives no consideration for the grant of any options under the Option Plan.

  TERM. The Option Plan will continue in effect until all shares of Class A Common Stock subject to issuance under options granted thereunder have been purchased, provided that no options may be granted under the Option Plan after June 23, 2006.

  ADMINISTRATION. The Option Plan is administered by the Compensation Committee. Each member of the Compensation Committee must be a disinterested director within the meaning of Rule 16b-3 promulgated under the Exchange Act. Subject to the express provisions of the Option Plan, the Compensation Committee has authority in its discretion and without limitation: (i) to determine the recipients of options, whether an option is intended to be an Incentive Stock Option or Nonstatutory Stock Option, the times of option grants, the number of shares subject to each option, the exercise price of each option, the term of each option, the date(s) when each option becomes exercisable, and the vesting schedule (if any) of each option, (ii) to accelerate the vesting of any option, irrespective of its vesting schedule, and (iii) to make all other determinations necessary or advisable for administering the Option Plan, which determinations will be final and binding on all persons.

  ELIGIBILITY. Options under the Option Plan may be granted to those persons selected from time to time by the Compensation Committee from the full-time employees of the Company and its subsidiaries, including employees who are also officers or directors of the Company. As of March 10, 1998, the Company had approximately 813 full-time employees.

  TERMS AND CONDITIONS OF OPTIONS; OPTION PRICE. Except as described below, the minimum option price of any option granted under the Option Plan is the market value of the Class A Common Stock on the grant date of the option, and the term of the option, which is determined by the Compensation Committee, may not exceed ten years from the grant date. The market value of the Class A Common Stock (reflected by the last sale price thereof as reported by the Nasdaq Stock Market) on March 10, 1998 was $25.00 per share.

  Notwithstanding the foregoing, in the case of an Incentive Stock Option granted to any person owning stock possessing more than 10% of the voting power of the Company, the option price must be at least 110% of the market value of the Class A Common Stock on the grant date, and the term of the option may not exceed five years from the grant date. In addition, the aggregate fair market value (determined as of the grant date) of the shares with respect to which Incentive Stock Options are exercisable for the first time by any grantee during any calendar year may not exceed $100,000.

  An optionee may pay for the shares subject to the option by one or any combination of the following methods, as determined by the Compensation Committee on the option grant date: (i) in cash, or (ii) by delivery of shares of Class A Common Stock (valued at its then market value) already owned by the optionee.

  NON-TRANSFERABILITY; EFFECT OF DEATH OR TERMINATION OF EMPLOYMENT. During the lifetime of an optionee, an option may be exercised only by him and only while he is an employee and has been an employee continuously since the option grant. Options may be exercised for stated periods after termination of employment in the case of the optionee's death, permanent and total disability, or termination for other reason. During the lifetime of an optionee, options issued under the Option Plan may not be transferred, whether voluntarily or otherwise.

  VESTING ACCELERATION. Under the Option Plan, all outstanding options not then exercisable become immediately exercisable in full upon the occurrence of certain defined events constituting a change in control of the Company.

  ADJUSTMENTS. In the event of a merger, consolidation, recapitalization, stock split or similar event, the aggregate number and kind of shares available for options under the Option Plan, and the number and kind of shares covered by each outstanding option and the per share exercise price thereof, will be appropriately adjusted by the Compensation Committee.

  AMENDMENTS. The Board of Directors, without further stockholder approval, may at any time further amend the Option Plan, provided that (except for amendments made pursuant to the adjustment provisions described above), no amendment may be made without the approval of the stockholders which would:
(i) increase the maximum number of shares that may be issued under the Option Plan; (ii) reduce the minimum option exercise price; (iii) change the class of employees eligible to be granted options; (iv) extend the period for granting or exercising options; or (v) otherwise materially increase the benefits accruing to participants under the Option Plan. In the event that any amendment to the Option Plan so requires approval by the stockholders, prior to such approval the Compensation Committee may grant conditional options, which may not be exercised, transferred or encumbered prior to such approval, and which will be automatically cancelled if the stockholders fail to approve such amendment at their next meeting.

  SECURITIES ACT REGISTRATION. The Company has filed with the SEC Registration Statements on Form S-8 registering the 650,000 shares currently issuable upon exercise of options granted and to be granted under the Option Plan. If the Option Plan Amendment is approved and ratified by the stockholders at the Meeting, the Company intends to register the additional shares issuable upon exercise of options granted and to be granted under the Option Plan, pursuant to a Registration Statement on Form S-8, as soon as practicable.

  FEDERAL INCOME TAX CONSEQUENCES. The following summarizes the federal income tax consequences to participants and the Company of the grant and exercise of Nonstatutory Stock Options and Incentive Stock Options under the Option Plan. This discussion is merely a summary and does not purport to be a complete description of the federal income tax consequences of the Option Plan. This description does not cover state and local tax treatment of participation in the Option Plan.

  Nonstatutory Stock Options: The grant of a Nonstatutory Stock Option under the Option Plan will not result in the recognition of gross income to the optionee or a deduction to the Company at the time of the grant. Upon the exercise of a Nonstatutory Option, the optionee will recognize ordinary income for federal income tax purposes in an amount equal to the excess of the fair market value of the shares purchased over the exercise price, unless he could be subject to liability under Section 16(b) of the Exchange Act if he were to sell the shares at a profit at such time (in which case, unless the optionee makes a special election under the Code within 30 days after exercise, the optionee will recognize ordinary income for federal income tax purposes six months after the date of the grant; if the optionee timely makes such election, he will recognize ordinary income at the time of exercise).

  The Company is required to withhold tax on the amount of income recognized by the optionee and is entitled to a tax deduction equal to the amount of such income for the fiscal year of the Company in which ends the taxable year of the optionee in which such amount is included in the optionee's gross income.

  If an optionee disposes of any shares acquired upon the exercise of a Nonstatutory Stock Option, the optionee will recognize a capital gain or loss equal to the difference between the optionee's tax basis in the shares (generally the fair market value of such shares at the time ordinary income was recognized) and the amount realized on disposition of such shares. Any gain will be taxed as short-term capital gain at ordinary income rates if the shares have been held for one year or less, as mid-term capital gain subject to a maximum tax rate of 28% if held for more than one year but not more than 18 months, and as long-term capital gain subject to a maximum tax rate of either 10% or 20% (depending upon the taxpayer's income) if held for more than 18 months. Certain other reduced rates on capital gains are scheduled to begin to apply after December 31, 2000. Any loss will be netted against gain of a like type and, subject to certain limitations on the deductibility of capital losses, any net loss deducted from other income. The Company is not entitled to any tax deduction in connection with such disposition of shares.

  Incentive Stock Options: In general, no income will be recognized by the optionee and no deduction will be allowed to the Company at the time of the grant or exercise of an Incentive Stock Option. The difference between the exercise price and the fair market value of the shares on the date the Incentive Stock Option is exercised is, however, an item of tax preference to the optionee for purposes of the alternative minimum tax. Depending upon the optionee's individual tax circumstances, there may be minimum tax liability in the year of exercise as a result of the tax preference item. Further, depending upon the optionee's individual tax circumstances, a credit against regular tax corresponding to this minimum tax liability may be allowed in a subsequent year. In computing alternative minimum taxable income in the year in which the optionee disposes of shares acquired through the exercise of an Incentive Stock Option, the basis of the shares so acquired will be increased by the excess of the fair market value of the shares on the date of exercise over the exercise price.

  When the shares acquired upon exercise of an Incentive Stock Option are sold, the optionee will recognize capital gain or loss equal to the difference between the amount realized and the exercise price of the Incentive Stock Option, provided that the sale of the shares is not made within two years from the date of grant of the Incentive Stock Option or within one year of the date of issuance of such shares to the optionee. If such holding period requirements of the Code are not met, the sale of the shares acquired upon exercise of an Incentive Stock Option is a "disqualifying disposition" and, in general, at the time of such disposition, the optionee will recognize (i) ordinary income in an amount equal to the difference between the exercise price and the lesser of the fair market value of the shares on the date the Incentive Stock Option is exercised or the amount realized on such disqualifying disposition, and (ii) capital gain to the extent the amount realized on such disqualifying disposition exceeds the fair market value of the shares on the date the Incentive Stock Option is exercised. Alternatively, if the amount realized on such disqualifying disposition is less than the exercise price, the optionee will recognize a capital loss in the amount of the difference. Any capital gain or loss will be long-term, mid-term or short-term, as described above, depending upon the holding period of the shares sold. In the event of a disqualifying disposition, the Company may claim a deduction in the taxable year of the disqualifying disposition equal to the amount taxable to the optionee as ordinary income. In the absence of any disqualifying disposition, the Company is denied any deduction in respect of shares transferred upon the exercise of an Incentive Stock Option.

NEW PLAN BENEFITS

  If the Option Plan Amendment is approved by the stockholders, each of the Named Executives and other executive officers of the Company is eligible to be granted additional options under the Option Plan. The following table sets forth the amount and dollar value of all options actually granted to date under the Option Plan to the Named Executives and to certain groups of individuals (excluding options which have lapsed unexercised due to employment terminations). The benefits or amounts to be received by or allocated to the Named Executives or such groups in the future are not determinable, because option grants under the Option Plan are in the discretion of the Compensation Committee.

                 GENESEE & WYOMING INC. 1996 STOCK OPTION PLAN

                                                                       NUMBER
                                                          DOLLAR VALUE   OF
                       NAME AND POSITION                    ($) (1)     UNITS
      --------------------------------------------------- ------------ -------
      MORTIMER B. FULLER, III............................  $  862,620  140,000
      Chairman and Chief Executive Officer
      MARK W. HASTINGS...................................     416,250   60,000
      Senior Vice President, Chief Financial Officer and
       Treasurer
      CHARLES W. CHABOT..................................     218,750   30,000
      Senior Vice President-Australia
      JAMES W. BENZ......................................      18,750   20,000
      Senior Vice President-GWI Railroad Switching
       Services
      DAVID J. COLLINS...................................     268,125   37,500
      Senior Vice President-New York and Pennsylvania
      ALL EXECUTIVE OFFICERS.............................   2,679,495  435,500
      ALL DIRECTORS WHO ARE NOT EXECUTIVE OFFICERS.......           0        0
      ALL EMPLOYEES WHO ARE NOT EXECUTIVE OFFICERS OR
       DIRECTORS.........................................     965,375  190,850

--------
(1) Expressed as the excess of the market value of the Class A Common Stock on March 10, 1998 ($25.00 per share) over the exercise price of each option. Options have been granted on various dates and have exercise prices ranging from $17.00 per share to $33.25 per share.

REQUIRED VOTE AND BOARD RECOMMENDATION

  The affirmative vote of at least a majority of the votes cast, in person or by proxy, at the Meeting by stockholders entitled to vote at the Meeting is required for the approval and ratification of the Option Plan Amendment. In addition, approval and ratification of the Option Plan Amendment is subject to the stockholders' approval and ratification of the Purchase Plan Amendment as well. See Proposal "A." immediately above. The Board of Directors recommends a vote in favor of this proposal, and the persons named in the enclosed proxy (unless otherwise instructed therein) will vote such proxies FOR such proposal.

                       SELECTION OF INDEPENDENT AUDITORS

  The firm of Arthur Andersen LLP, certified public accountants, served as the independent auditors of the Company for 1997. In addition to the audit of the 1997 financial statements, the Company engaged Arthur Andersen LLP to perform certain services for which it was paid professional fees. The Audit Committee of the Board of Directors considered the possible effect of such professional services on the independence of Arthur Andersen LLP and approved such services prior to their being rendered.

  The Board of Directors has selected Arthur Andersen LLP as the Company's independent auditors for the fiscal year ending December 31, 1998. This selection will be presented to the stockholders for their approval at the Meeting. The Board of Directors recommends a vote in favor of the proposal to approve and ratify this selection, and the persons named in the enclosed proxy (unless otherwise instructed therein) will vote such proxies FOR such proposal. If the stockholders do not approve this selection, the Board of Directors will reconsider its choice.

  The Company has been advised by Arthur Andersen LLP that a representative will be present at the Meeting and will be available to respond to appropriate questions. In addition, the Company intends to give such representative an opportunity to make any statements if he should so desire.

                 STOCKHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

  In order for any stockholder proposal to be included in the Company's proxy statement to be issued in connection with the 1999 Annual Meeting of Stockholders, such proposal must be received by the Company no later than December 8, 1998.

                                 OTHER MATTERS

  The Board of Directors does not know of any other matters that are to be presented for action at the Meeting. Should any other matter come before the Meeting, however, the persons named in the enclosed proxy will have discretionary authority to vote all proxies with respect to such matter in accordance with their judgment.

                          ANNUAL REPORT ON FORM 10-K

  UPON THE WRITTEN REQUEST OF ANY STOCKHOLDER, THE COMPANY WILL PROVIDE WITHOUT CHARGE A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1997 AS FILED WITH THE SEC. SUCH WRITTEN REQUEST SHOULD BE DIRECTED TO GENESEE & WYOMING INC., 71 LEWIS STREET, GREENWICH, CONNECTICUT 06830 (ATTENTION: MARK W. HASTINGS, SENIOR VICE PRESIDENT).

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          James B. Gray, Jr.
                                          Secretary

Dated: April 8, 1998

                                                                      1537-PS-98

                                     PROXY

                             GENESEE & WYOMING INC.

    The undersigned hereby appoints Mortimer B. Fuller, III and James B. Gray, Jr., and each of them, proxies for the undersigned, with full power of substitution, to vote all shares of the Class A Common Stock, and all shares of the Class B Common Stock (if any), of Genesee & Wyoming Inc. (the "Company") owned by the undersigned at the Annual Meeting of Stockholders of the Company to be held at the Hyatt Regency Greenwich, 1800 East Putnam Avenue, Old Greenwich, Connecticut 06870, on Tuesday, May 12, 1998 at 11:00 a.m., local time, and at any adjournment or adjournments thereof:

    THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY. THIS PROXY WILL BE VOTED AS SPECIFIED BY THE UNDERSIGNED. THIS PROXY REVOKES ANY PRIOR PROXY GIVEN BY THE UNDERSIGNED. UNLESS AUTHORITY TO VOTE FOR ONE OR MORE OF THE NOMINEES IS SPECIFICALLY WITHHELD ACCORDING TO THE INSTRUCTIONS, A SIGNED PROXY WILL BE VOTED FOR THE ELECTION OF THE THREE NOMINEES FOR DIRECTORS AND, UNLESS OTHERWISE SPECIFIED, FOR EACH OF THE OTHER THREE PROPOSALS LISTED HEREIN AND DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT. THE UNDERSIGNED ACKNOWLEDGES RECEIPT WITH THIS PROXY OF A COPY OF THE NOTICE OF ANNUAL MEETING AND PROXY STATEMENT DATED APRIL 8, 1998, DESCRIBING MORE FULLY THE PROPOSALS SET FORTH HEREIN.


SEE REVERSE SIDE   CONTINUED AND TO BE SIGNED ON REVERSE SIDE   SEE REVERSE SIDE

[ X ]  Please mark votes as in this example.

1.  Election of Directors.
    Nominees: Louis S. Fuller, Philip J. Ringo and Robert M. Melzer

    [ ]  FOR ALL NOMINEES    [ ]  WITHHELD FROM ALL NOMINEES

    [ ] _________________________
        Instruction:  To withhold authority to
        vote for any individual nominee, write the
        nominee's name on the line above.               MARK HERE FOR
                                                        CHANGE OF
                                                        ADDRESS   [ ]

Two proposals which have the effect of "transferring" 200,000 previously authorized shares from one employee benefit plan to another. Specifically:

    2A. Proposal to approve and ratify an amendment to the Genesee & Wyoming Inc. Employee Stock Purchase Plan which reduces the total number of shares available for purchase thereunder from 450,000 to 250,000.

                [ ]  FOR     [ ]  AGAINST      [ ]  ABSTAIN

    2B. Proposal to approve and ratify an amendment to the Genesee & Wyoming Inc.1996 Stock Option Plan which increases the total number of shares available for option grants thereunder from 650,000 to 850,000.

                [ ]  FOR     [ ]  AGAINST      [ ]  ABSTAIN

3. Proposal to approve and ratify the selection of Arthur Andersen LLP as the Company's independent auditors for the year ending December 31, 1998.

                [ ]  FOR     [ ]  AGAINST      [ ]  ABSTAIN

4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Meeting.

                                        Please date and sign name exactly as it
                                        appears hereon. Executors,
                                        administrators, trustees, etc. should so indicate when signing. If the stockholder is a corporation, the full corporate name should be inserted and the proxy signed by an officer of the corporation, indicating his title.

Signature: _______________  Date:_______  Signature:____________ Date:________